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On October 13, 2009, Cisco Systems, Inc. (“Cisco”) and Starent Networks, Corp. (“Starent”) announced that they entered into a definitive agreement for Cisco to acquire Starent Networks. This filing consists of the transcript of a meeting held on October 13, 2009 with employees of Starent Networks relating to such acquisition:

(*) denotes webcast cut-out/malfunction

ASH DAHOD: Good morning. Thanks a lot for everybody to attend this meeting with such short notice. Unfortunately, this is the longest notice we could give everybody. And as usual, with our agility, all of you showed up here on-time. So thank you very much.

I’d like to introduce honored guests we have, which actually, they’re here to invite us into their family. I’d like to introduce John Chambers, who is the chairman and chief executive officer of Cisco. Like to invite him to join me on the stage. Thank you very much.

[applause]

Next person is Pankaj Patel, who heads up the service provider market, one of the executives at Cisco who actually came through an acquisition, and has rose to a very important and prominent position.

[applause]

I would also like to maybe just introduce as a group, a few of the Cisco people who are still around after an army was here for the last couple of weeks. Thank you for attending the meeting today.

Obviously the announcement being made today is something that honestly, when we founded the company, in my wildest imagination, did not think that I would be standing in front of you, the whole Starent family, and making this announcement. So it is obviously something that is very surprising. At the same time, it’s a momentous event for Starent and in Starent’s history.

Obviously we all traveled together in a long journey. It’s been exciting. We have made some very key milestones. I’m sure some of you remember our initial installations in China in China Unicom where it appeared like at one point most of the company was living in China, including people who were in G and A. From there, we went on to capture Verizon as a customer. And it was an honor that Verizon selected us as a sole supplier for the complete core, something that they’d never done before. And we ended up providing the only element of the network where we were the single supplier. Everything else they had in the network had multiple sources.

From then on, we obviously went into Vodaphone. Was a tough challenge. We were up against elephants in the industry, Ericsson, Nortel, Nokia, Siemens. And we prevailed. Obviously we did our initial public offering. We have had fortunately a very successful history as a public company. And all of that we have achieved due to the efforts of all of you. And I really thank all of you for the tremendous effort that all of you have put forth.

So the question, the natural question is, why do this now and why Cisco? I mean, that’s a very natural question that all of you will have. And as I told you earlier, that it’s something that I’ve not thought about until very recently. The reason why do it now is very simple in a way, because if you all realize, we succeeded and penetrated this market when the industry was going from 2G to 3G, and broadband wireless was becoming the focus of the mobile operators.

We exploited that technology transition. There was also a market transition occurring from carriers having a voice-oriented network to going into data. And we had a time to market advantage. We were ahead of the big guys who were not invested in the right technology at the right time. And we were ahead of a bunch of startups. We established ourselves. And now today, we are deployed in over hundred operators in 45 countries.

As we look ahead, the industry is going through another major transformation where video is going to become a big factor. Mobility is going to become huge. There will be a billion human beings around the world who will access the Internet for the first time through a mobile device. And we are well prepared for that. We have the right technology. We have the right set of customers to go after the market. So there’s another discontinuity is ahead of us. Actually, we are in the midst of it. And as you all know, that in all of our strategic plans, I’ve always stated that we are in the mode of what we call the land grab. So whoever gets as many customers as fast as possible as the carriers are moving to all-date networks is likely to become a strong force as carriers go to the fourth generation networks.

So as a result of that, about a year and a half ago, we really embarked on an intense effort to sign up as many partners as we can around the world. So I made lot of trips to the European countries to convince potential partners. As a result of our effort, we visited Cisco a few months ago. And there’s some key difference in our— from the very first meeting to the series of meetings we had with Cisco versus other companies.

And I’d like to highlight some of those, because I think those are very key and they become very key factors in our decision making. Number one, one thing that really stood out in dealing with Cisco that we saw in other organization was there was no organizational arrogance. When we were talking to other companies, they looked down at us, saying, “We don’t need you. We’re going to crush you. We know your great technology. But you know what? We have a lot of market power.”

With Cisco, what we found was a group of people who were curious as to, why have you been so successful? What do we have of value? And how can they take what we have, combined with what they have, and transform an industry? In every interaction we had, that I had, and our team had with a variety of Cisco team members all across the organization, one thing that we all walked away with was, number one, no organizational arrogance. There was no— nothing that said, “Not invented here.” The focus was always on, how do we leverage what you have with what we have? That was very refreshing. They were very exciting.

So when I got a call a few weeks ago, that, “You know what? Instead of partnering with you, we really want to acquire your company.” Obviously my first reaction was a little bit mixed. But as we reflected on it and as we discussed it as an executive team, it became very clear to me that this was the right step. Its very rare that in the history of a company or in our own careers we get an opportunity to make a decision that can transform and industry. I think that’s where we are today at Starent.

And I believe that in teaming with Cisco, becoming part of Cisco, combining their strengths with our strengths, we can change this industry. And Cisco is a right fit for us, because they have the culture that we have, very similar to us. They’re very people-oriented. They’ve done a lot of acquisitions. They’ve been very successful. They know how to take care of the people. Big percentage of their executive team came through acquisitions. So that’s why I believe that this is the right time to take this step. And Cisco is the right company to take it with.

With that, I’d like to introduce John to say a few things.

JOHN CHAMBERS: Ash, thank you very much. [applause] You know, I want to start by just saying, you all are a world-class operation. Your reputation on a global basis is amazing. And like most brilliant things us CEOs do, is we listen to our customers. And so I’m sure that over time as people reflect back on this, each side will say, “It was our idea to move first.” But it was fascinating how the minute the market started to transition how your organization and our organization both had the same dream in terms of what was possible.

I’m a huge believer that when you think about things, you don’t talk about the here and now. I think companies who fall in love with this quarter, this year get into trouble very quickly. It’s the ability to outline a vision of what we could do together, looking out five, ten, fifteen years. What is our differentiated strategy, things that we could do together over the next two to four years? And then, what do we need to do in the next twelve to eighteen months to make this come true?

This is bittersweet coming back to Massachusetts for me. I love Wang Laboratories. Dr. Wang was the smartest man I ever met in my life, most humble. He led us for 35 years. And all we did was miss one market transition. And we knew what it was, but we couldn’t convince Dr. Wang to change. And that was moving from mini computers to PC and to software.

And yet no matter how powerful you are as a company, how secure we are in our own rights, in our industry, technology is about getting market transitions right. And if you miss either the transition or miss the combination that is occurring in that transition, no matter how powerful you are, you get left behind. For Wang, 37,000 people — shareholders and customers left in a tough spot.

So with Cisco, while we’re far from perfect, we focus, not on competition, but on the customer driven mentality, and then say, “What are the transitions going on?” And then we move and we try to balance between being a humble company and a company that does not operate with overconfidence, but yet a company that has no fear. And in part, our real fear is not moving.

So when you see an industry trend that is occurring that is undeniable, and this market, if you look at the total service provider market, you’re talking well over $100 billion dollars in opportunity addressable to us. And the segment as it exists today, it’s over $7 billion, of which together, we have less than $600 million. And it’s an area that is going to be a key element for how serious providers begin to transform any device to any content, and how, as they move into the mobile Internet if you will, the ability to launch new services, to be able to deliver those, and most important, to be able to monetize them is something we can do together.

I was at the International Telecom Union session in Geneva, sponsored by the United Nations last week. I talked to 22 of the world’s large and medium-sized service providers around the world. And what was fascinating to me at the time we were saying we ought to put the companies together was, all of a sudden, the service providers were coming and doing what AT&T had already done, what British Broadcasting Group had already done, which is saying, “We want to work with you, Cisco, not just on a technology architecture, all the way from the home, across our network, any device to any content over fixed and wireless, we want you to be our business partner for, how do we move into new areas of revenue generation. And we’re going to give you a chance to play in a way that no one else has done before.”

Five of those 22 also said, “John, you’ve got to be crisper in the mobility space.” And of course I couldn’t say anything. But when you see a trend like that, it’s an inflection point. Instead of one or two, a China Unicom if you will, or an AT&T or Verizon, you see a wave start to build. So that’s the opportunity in front of us. It’s something that Ash and I have learned over the years. It isn’t just about saying, “How do you combine companies,” it’s, “Do the companies, after the combine, do they really change the world? Do they change their markets?”

Ninety percent of acquisitions fail. My definition of failure is, do you gain share of market after that? Do you keep the top leaders? Do you keep the top individual contributors in the organization? And do you really fit it into your overall strategy?

We are in the top ten places to work in every country in the world at Cisco. We are a company that’s built upon acquisitions, as well as internal innovation. Five of my top direct reports are from the acquisitions. Pankaj is from an acquisition. Ned Hooper, who is our chief strategy officer, who’s also here, is from an acquisition, in part because with the Internet, we kind of accept all that’s being— coming together. Will be our 135th acquisition, of which seventy percent have hit or exceeded what we told our board of directors we would do. You may be one of the top five most strategic moves we’ve ever made. And the reason I say ‘may’ is we’ve got to say, “Do we execute well together in this environment?”

Why do most acquisitions fail? It’s the basics. They combine companies and we kind of look at our golden rules in acquisitions — do you have a common vision of how the industry’s going to evolve? Because if your visions aren’t the same, you end up going back and forth.

Tony, you and I were talking about Wellfleet versus SynOptics. The visions were really different. And as you look secondly, do you have clear roles and responsibilities for what each organization will do? Third, do you have similar cultures? And as basic as that sounds, that is perhaps the most important about, does it work? Our cultural badge, every Cisco employee wears on the belt, at the base is customer success. In the middle is market transitions. Cornerstone’s innovation, quality of team, inclusion, giving back, collaborative teamwork.

When we interfaced to your team, it was almost like they were a Cisco team. And as leaders, Ash and I both know that you really learn more about leaders— when?— under stress. And over the last couple weeks, there were a couple stress points. And as those occurred, our teams actually got closer together, not further away. And so if you look at the opportunity in front of us, it’s nice to talk about it from a net financial point of view, which the market will have fun with today. It’s about $2.8 billion dollars, which is a lot of money. It’s about a premium, as of yesterday, of twenty percent, but a premium over the last ninety days, moving average of 46%, which is huge, which gives you an idea of how much trust and confidence we have in you all.

But it also is about, will we transform a market? And at the base of what we talked about was customers. When we talk to the leaders at Verizon, they could not say enough nice things about you. Now, I’m not talking about just Dick Lynch. I’m talking about Ivan, their CEO as well. And they said, “This makes tremendous sense. It’s a very logical move for both companies.” And then they say, “John, do not mess up our relationship.”

So how many of you have interfaced with Verizon? I committed all of you for life and your firstborn. But we want to realize, they brought us here. They are over almost seventy percent of our revenue today. And what they’re really saying is, “Help keep us in a leadership role. And please do not change the responsiveness to the relationship.” So I committed all of us for that.

Secondly, understand it isn’t about Starent. This is about a Massachusetts location that we’re going to dramatically ramp up our commitment to the region and ask Asian team to take on a lot more responsibility. Pankaj will be transferring over a fair amount of the areas in terms of the mobile side of his business. And Kaj handles all of our service provider strategy for us and service provider development, something that is about, a little bit less than $15 billion dollars a year for us in terms of run rate.

So we’re asking Ash and the team and you all to build our expansion. We already have 1,500 employees in the area. You all are a thousand-person organization, about four hundred people within the area. We are committing big-time. Now, we’re doing that also because we love MIT. We like the atmosphere that your leadership is presenting in terms of government, in terms of attracting businesses here. And I know how good a region this is for talent. It’s one that I think the technology industry, for a combination, with the exception of just a couple players, yourself, EMC, Accenture, have not really, I think, capitalized on.

So when you really think about this, what is the number one issue on your mind? Jobs — “What about me?” We asked the management team, I said, “What do you think is on— The family, when they come together today, what are they going to be thinking about?” They saying, “Well, what about me?” And I said, “What do you think an important issue for management in this room?” “What about me?” And that’s a natural thing to go through. If you look at where we’re going to go (and we’ll expand this further) our intent is to dramatically grow the resources here. Most of us will stay in the roles that we have. But if you understand one thing about Cisco, we will move people around.

And we’ll talk about that more specifically so as you have questions, both in the session that I’ll do after this and kind of leading our Q&A, and the session that Ash will lead later on, just with your own team, do not hesitate to ask. Don’t ask a question unless you really want to know an answer. And while we’re far from a perfect company, we are proud of our transparency.

Our attrition rate of acquired family is four percent in an industry that averages forty to eighty percent in the first two years. So we want to welcome you to the Cisco family. We know we’ve got to earn your trust and confidence every day. But I think together, we can change, not just an industry in terms of the service provider market and the mobility marketplace, we can change the world. And you’ll find that Cisco is very proud to be ranked usually number one in almost every category in corporate social responsibility, and also in financial success.

However, after I saw your gross margins at 78%, mine at 65%, I realized we have a little ways to go and many things we’ll learn together. So Pankaj, maybe if I could turn it over to you, and talk a little bit about the thoughts from the service provider scenario, a little bit about your background. And then the three of us will do Q&As, if that’s okay.

ASH DAHOD: That’s perfect.

PANKAJ PATEL: Thank you, John. Well, good morning. [applause] Good morning and greetings to the teams in PUNE in Bangalore. I know it’s little bit late. And I appreciate them being online this late in the day. And today’s a very exciting day. And on my behalf, I would like to welcome you all to the Cisco family. As John says, this is truly a family. That’s how everyone gets respect and treated in Cisco culture. This is the way we operate, and this is absolutely the cornerstone of who we are and what we do.

And both John and Ash, you know, talked about how I came to Cisco. I came through an acquisition of a public company, almost thirteen and a half years ago. It was back in ‘96. StrataCom was a company that I came through. And I have enjoyed every moment. I came from the culture, very similar to what Starent has, which is very customer focused, which is what we were. And I enjoy every moment. I know they can drive you nuts at times, but that’s what I like. Because, you know, the opportunity that they give you to learn, every single day, is just absolutely tremendous. Right? And so I enjoy every moment that I have with the SP customers.

We have a very common vision, as Ash pointed out and John pointed out in terms of where we really want to take and lead the industry when it comes to mobility, with the major market inflection points that we are seeing today. And these are really coming together by the confluence of the smart devices that we all use, whether it’s iPhone, BlackBerry and others, as well as the flat data rates. Right? It’s giving us all an opportunity where the user video as well as the collaboration is really giving tremendous opportunity for the SPs to really create a lot of new, innovative multimedia services.

And number three, it’s about— at the end of the day, about the broadband, whether it’s the high speed, you know, packet access network or, you know, the broadband speeds that we are witnessing, and what we are going to see from 3G to the 4G, and what it will offer as a platform to really provide what we all want to see. And number four, it’s the application ecosystem.

So all these four points really bring a great opportunity, and, to take both John’s and Ash’s words, it’s a tremendous opportunity for us collectively to transform an I would say unprecedented opportunity for us collectively to shape the industry. This is a very unique opportunity. Market inflection points of this nature don’t come in the industry that often.

You know, and I have been talking to Ash for last couple of months and learning— and learned a lot about Starent. And both the technology, the architecture, and the people, and the talent part, I have been impressed every time I spend time with them. What you have built with a thousand people strong team, having hundred plus customers in 45 countries, and the tremendous financial results that you have delivered over last nine quarters is a testament to your leadership and what you have done. This is absolutely phenomenal. And we want to make sure that the culture you have developed on— the very laser-focused when it comes to customers like Verizon, Vodaphone, and others, is something that we want to make sure that we can leverage. It’s very similar to what we have on the service provider side of the house. And we want to make sure that we can truly learn from each other. This is something which is going to be very critical for us.

On the service provider side of the business (and John gave a couple of data points) for Cisco, between the sales and services, it’s between $12 to $15 billion dollar of the total business. It’s roughly about 35% of Cisco’s total revenue. When you include all the products that are— really get sold or managed through the SPs, that percentage is between forty-seven to forty-eight percent of Cisco’s total revenue. So you can imagine as to how important and critical service provider segment is to Cisco’s success.

Now, when it comes to, what we call the big bets on the service provider side, there are four of them. And the number one, it’s about the IP next generation networks, or it’s all the infrastructure which is both the routing predominantly but also routing and switching. Number two, it’s about video. We believe that video is very critical. And this is the reason why Cisco acquired Scientific-Atlanta several years ago. And you continue to see the acquisitions like Tanberg very recently and others.

The third one is managed and cloud services. We believe that this is going to be very critical in the data center, as well as for the SPs to manage the cloud-based services. And number four, mobility — we believe that the growth that we are seeing in mobility and our own virtual networking index that we have developed within Cisco, that shows that we foresee at least 125% CAGR for the next five plus years to come. So this is, once again, a tremendous opportunity which is in front of us to take this industry to a very different level. Right?

And you bring not just the technology, but together with the innovations and the architectural thought leadership, we can really take this industry and transform into something huge, and something which we will all be able to cherish for many, many years to come. So I’m very excited to be here. I’m very excited that Ash is going to be heading a newly formed mobile Internet technology group. So congratulations for that, Ash. And we will have the other activities on mobility side, as you know. We also have on the Cisco side the products on the 3G, some ....(inaudible) products, some of the products that we have on Femto and the WiMAX, et cetera over period of time, we will have all these products under one group. So that’s the commitment. That’s what John was referring to when he talked about the other groups coming under the mobility Internet technology group.

So once again, it’s a tremendous opportunity, excited to be here, and excited to be here in Massachusetts. Like John, I have a history with Massachusetts. I started my career out of college, back in ’70, and worked for all the computer companies, whether it was Prime or DEC, and Apollo was my last venture before I headed out to West Coast, almost 22 years ago. So it’s been a tremendous learning for me, great going back. We have a large investment and large group in Massachusetts. And clearly, we want to increase that. And to John’s point, it’s not just about technology; it’s about the talent. It’s about the people. That’s what we really care about. That’s what is at the focal point of any of our acquisition.

So if I summarize and say, for me personally, in terms of the focus in the SP segment, there are three of them. It always starts with the customers, number one. Number two, it’s the strategy. And last, but not the least, it’s all about talent, leadership, and people. So with that, thank you. [applause]

ASH DAHOD: I think what we would do is, if anybody has any questions, you’re welcome to ask questions. And any one of us three will respond to them, depending on what the question is.

JOHN CHAMBERS: Now, Ash was kind enough to let me do a CEO thing, which is maintain control by the microphone. And so I’ll go around and we’ll ask the questions. I’ll give the hard ones to Ash and Pankaj, and I’ll take the easy ones. So you know, the first question kind of sets up how the whole Q&A session goes. If it’s really good, we’re off to a roll. If it’s too tough and puts us in a tough spot— So I don’t want to put any pressure on you. But when did you join Starent?

QUESTION: About four months ago.

JOHN CHAMBERS: About four months ago. Okay.

[side remarks]

QUESTION: What do you see as Cisco’s strengths in the mobile market? And how does Starent fit into the strategy, a little more specific?

JOHN CHAMBERS: Okay. So if watch what our strengths are, we tend to think about how you use technology to change business process. How do you change the entertainment? How do you change healthcare? And our strengths are off of a single IP infrastructure. The network becomes the platform, not just for all forms of communication — data, voice, and video — but for all forms of IT. So we’ll play from the data center to the home.

And if you look at our strengths, it’s the ability to lead in every product area we’ve moved into. We are the leader, in not one or two products, but in two dozen. We play architecturally together and tie these products uniquely together.

Now, what was missing, mobility is the fastest growing area as we all know. And we had in our own vision of how this architecture looks like, three pieces of the mobile market that were missing of which you all have all three. And so it was the ability, not just to fill in that architecture, but to think the same way as customers. And your top customers are our top customers. I mean, when you talk to Arun Sarin, who’s the prior CEO, Vodaphone, who’s on my board, he said, “John, this is a world-class company with world-class people.” Or you talk to the leaders at AT&T or Verizon or Sprint, and the thing is the same: “This makes tremendous sense for both of you.”

And that’s what makes you feel good. Because when the customers not only get it, they say, “Why didn’t you do it earlier,” that was the logical fit on it. I think the market will digest it very quickly and understand exactly what we’re doing. And 46% premium is huge. So it gives you an idea how much we believe in you all.

Now the question that wasn’t asked from India is, for many of you who don’t know Cisco, India is our globalization center for Asia-Pacific operation. We have our number three person in the company, Wim Elfrink, there. We will have twenty percent of our total leaders in the company from all groups in India in the future. So when you think about the match, geography-wise, it matches very well. And I do tend to move our leaders around both within the functions, moving them from sales to engineering, engineering to CA, finance, HR, and move them around, but also move them around geographically.

So who’s got the next question?

QUESTION: How quickly do you anticipate this will close?

JOHN CHAMBERS: The close, the government regulatory bodies will do what their job is. They will take a look at this as they will any acquisition among players that are leaders in the respective industry. Our product overlap is almost non-existent on it. We are only a small share of the market. So I’d expect it to close in the first half of next calendar year.

Now interim to that, almost anything you want to do, we can’t do. So you’ve got to realize, today, we’ll give you the basis, and then we’ll get the appropriate guidance from each of our legal and other groups. So it’s very important that each of us continue to do our job very well during the time in-between.

Ash, would you add anything to that?

ASH DAHOD: I think you addressed it. We will go though the SEC approval and also approval from the Department of Justice. And we’ll start the process off immediately. And, as John mentioned, I mean, to some extent, it is now going to be driven by the regulatory agencies. We believe that there is— You know, from SEC point of view, we don’t see any obstacles. From the Department of Justice point of view, I mean, this acquisition makes a lot of sense. It really conforms to the antitrust requirements. So we expect it to be smooth sailing.

QUESTION: To follow-up on the ...(inaudible) you said you don’t have a very large ....(inaudible)—

JOHN CHAMBERS: —in the segments of the mobile market where you are.

QUESTION: Are you planning on cancelling or redirecting resources from existing system chains that are in the space ...(inaudible)?

JOHN CHAMBERS: Well, one of the things that you want to be careful on both sides, until we’re combined, we can’t say what our individual product directions are. But that’s really a question that is now Ash’s. Because what we’ve learned, clear roles and responsibilities. Ash, and the entire team here, will have responsibility for our entire strategy and the mobile Internet and the technology group. So Ash, how are you going to go about making these tough decisions?

ASH DAHOD: Thank you, John.

[side remarks]

ASH DAHOD: I think just as we do any business problem, right? I mean, we look at it. Once we— As John mentioned, I mean, until the deal closes, there’s not a lot we can do together. And once the deal closes, the next step would be to put the whole team together, get our heads together, figure out what the strengths and weaknesses are of the various products, and where do they fit in, and then make a decision as to which set of products stay. In some cases, may well be that we maintain both the products, depending on where they fit and what requirements they meet. So we really need to go in with an open mind, look at saying what the products are, starting with our strategy, you know? What is our strategy? What are the customer requirements? And how do we meet those customer requirements with the broad set of products? But, I mean, it clearly is a process that we’ll go through after the closing.

JOHN CHAMBERS: So you see, one of the many reasons that we are so comfortable with your company— The first time I met Ash, his logic was undeniable. Make no mistake about it — when you give up your baby, it is hard on the leader. And for me to combine one of the most important areas for our future and trust somebody completely to lead that group, it’s hard for me.

But together, we can really, I think, nurture an industry. I like the term disrupt and transform. But this industry is at an inflection point. And either we get through it, or we’ll look back and we say, “We missed that window forever.” And one of the things I think we have together is we’ve got to realize that— How many people in this room like change? We like change, don’t we? Yes? Are you married? [laughter] Have you thought recently about changing your spouse?

[side remarks]

And the point that I’m making, even teasing about the relationship we have with the person that we’re closest to in life caused him to turn red, sweat, get uncomfortable. And so we have to realize, change makes us all uncomfortable. What about my job? What about me? What about the reporting? What do we do on projects?

Yet companies and individuals who we don’t learn to adjust to change, we get left behind. And unfortunately, our industry moves at a tremendous speed. So it is the ability to get comfortable with change and to realize that all changes, Ash will have responsibility for making the call on. It’s called our Mario rule. And from the very first acquisition that we did of Crescendo, back in 1993 (which, by the way, produced one EVP and four senior VPs in the company currently) the rule was, for the first year, the CEO of the company became part of our family would make all the decisions on people and the change for it.

And I just believe in Ash so much. And then as I’ve gotten to know the leadership team— And several of these individuals over here made my life miserable in the prior company. So I’m very glad they’re now part of Cisco. But it does speak to a team that you’re going to see give more and more responsibility, not the reverse. Other questions?

QUESTION: I have a question from, actually, Mexico. Will Starent subsidiaries continue to operate independently? Or will they become part of Cisco subsidiaries?

JOHN CHAMBERS: So the legal counsel, there’s probably somebody— Paul, I’m going to ask you to back me up in your multiple roles from the financial side. The combination after it approved, we’ll bring all the individual subsidiaries together into a single infrastructure capability with one Cisco image to the customers. And that’s what we’ve done for all 134 of the other acquisitions.

Now, by the way, for the question of Mexico, you’re going to like what you see us do with video and tele-presence in combination with the Mexican government leadership to address many of the challenges of education and healthcare in that part of the world. Be announced here in the next couple months, kind of a teaser for the future.

I’ll also remind you, we share everything with the Cisco family. I ask you not to pass out things that would be inappropriate outside the family. And I’ll use this as an example. We’ve been working together for a couple weeks, and there’s been almost no rumors, which is unheard of, especially when we started flying more and more people in. And I think the trust on both sides has been excellent. Any questions from India at this time?

QUESTION: Actually most of the questions from India are around retaining the offices and questions on stock options.

JOHN CHAMBERS: Retaining the offices, I don’t think we have any plans to change offices at the present time. Ash will make the decisions on looking out, not this year or even next year, but out in 2011 and beyond, what makes sense to us as leases come up, et cetera. Where it makes sense, Ash makes the call on combining operations, et cetera. Where there’s a lot of distance between the areas— And for those of us used to coming down from New Hampshire here to work, we want to be careful about moving too far away. You’ll see the same thing in India.

But both the provinces where you are located, we’re very much committed to. So it plays right into our sweet spot in both locations.

ASH DAHOD: And I’d like to add, as Pankaj pointed out, that the PUNA would really be a relatively new location for Cisco, so. And that facility is something that we own. So at least from the PUNE point of view, there clearly would not be any plans to change that.

JOHN CHAMBERS: We’re looking at expanding throughout India. We’ve made a huge commitment to that country. We align with almost all the major government and business entities in India, ranging from Webpro to Infosys to Tata to Reliance — very close on both the business and the government side. So we are looking at expanding throughout India. And this again, I don’t think will be an issue for us at all.

Remember again, we’re acquiring to grow. We aren’t like some of our peers who acquire a company and then shrink it dramatically and make it “inefficient” or make some of the tough decisions that should have been made before. We acquire to grow. If we actually weld together, the growth is going to be really exciting.

ASH DAHOD: As far as Bangalore is concerned, I mean, Cisco has a beautiful campus there. But again, as John mentioned, we will look at distances involved and what impact does it have on the quality of life for the employees, and then make a decision. But clearly, they do have a significant presence there. And it’s a very nice campus.

JOHN CHAMBERS: About five thousand people, going to ten thousand.

[side remarks]

QUESTION: Will the two buildings in Tewksbury be merged?

ASH DAHOD: I think we haven’t made any decision right now. At the present time, we’ll keep the facilities as they are. And then after the closing, and looking at our strategic plan, we’ll make a decision. But the key point right now is that we do not want to disrupt operations. We have some very key projects that are underway and we want to make sure that all of those are completed successfully. So there are no plans to merge the two buildings or to relocate any of our current facilities in Massachusetts.

JOHN CHAMBERS: So if you look at it, that means 2009/2010, when the leases come up, you all make a decision. It’ll be Ash’s call on what we do. But we really want to keep it running very, very effectively now. And we want you to be part of that decision, should we evolve or not. In the short-term, you aren’t going to see any activity.

QUESTION: ...(inaudible)

JOHN CHAMBERS: Stock options. So the question on stock options (and I need to refer to my team here) I’m a huge believer in stock options. So how would we answer that in terms of existing stock options?

    : ....(inaudible)

JOHN CHAMBERS: Okay. So you’ve got the answer already.

MALE: So at the time of closing any stock options you have for Starent stock or restricted stock or restricted stock units in Starent stock will be converted into an equivalent value amount of Cisco stock options. So if you have, for example, in the money Starent stock options, they will be in the money Cisco/Starent stock options at the time of the closing.

ASH DAHOD: It’s fair to say that every stock option will be in the money.

JOHN CHAMBERS: Since you’re on your highest ever, yes. And congratulations. By the way, that’s very exciting. We are a huge believer. We don’t acquires companies that don’t share the success with their employee base. And we’re very proud of the way you do that.

QUESTION: Like, both companies have products in the mobility area, right? Is there any particular, like, a solution already in mind with the combined product that you have?

JOHN CHAMBERS: Well, overlap on product is actually remarkably small. So I don’t think that’s going to be an issue at all. It’s almost like the Tandberg acquisition we did a week and a half ago. You know, and Cisco tends to lead at the very end of high tele-presence and video communications, et cetera. Tandberg is at the middle. And at the access level, they do a lot of open standards. We’ll put the teams together. We did the same thing, reported tele-presence into the Tandberg team in the U.K. and in Norway. So the issue here is, there’s almost no product overlap. It actually will work pretty smooth. And it’s going to explode. So it isn’t an issue of jobs or worries within that [simultaneous conversation]—

QUESTION: ...(inaudible) but with the combined products, do you already have a solution in mind?

JOHN CHAMBERS: I hope not, because this is really Ash’s call. So you’ll find that we’ll do our normal give and take. And it isn’t just between Cisco and Starent. It’s between teams within it. I used to be command and control. I kind of like that: “Turn right,” 67,000 people turn right with tremendous speed. That’s not the future. The future’s about, how do you get groups together with a subject base, that we’ll together learn from each other, not argue to see who wins, but learn from each other, make better decisions as the team than any one individual would do by themselves.

And it’s really Ash’s leadership reporting to Pankaj, who reports to me, that will determine what we do priority-wise. And as you would expect, you’ve got to wait till we get through the approval process before you even start that discussion. And then it isn’t a question of win/lose — it’s, how do we win together? Ash, what else would you add?

ASH DAHOD: If I may add to that — John mentioned that the service provider market is going through a transformation. And one of the opportunities that we have, that we recognize and Cisco recognizes, that we have to build intelligent networks. And there’s a lot of opportunities where we can take the intelligence that is sitting in our products, combine it with the capabilities that is there, that can be embedded in the existing Cisco products. You heard me say many times that we get deployed in a sea of Cisco routers. I’ve said it many times in our company meeting.

And so there is an opportunity where we can take the intelligence that is in our equipment and combine it with the capabilities that can be inserted into the infrastructure, where we can leverage the intelligence. So that it would do two things — it will allow the carriers to optimize the network, because optimization is becoming a big thing. If some of you have seen Dick Lynch’s presentation where he said that the volume of traffic is going to grow thirty-x.

I heard John present at a financial conference where you said the volume of traffic is going to grow sixty-x. However, the data revenues for the operators are going to grow only by six-x. So the challenge we have, as the supplier to the service providers is, how do we provide them with thirty- to sixty-x capacity while taking only six-x in terms of revenues? Because they cannot afford to give us more than what they’re going to make. So we need to find ways to optimize network on one hand, and also find ways to monetize. And I think a big opportunity that we have, combining what we offer to the service providers and what Cisco already has as an install base, is to do this optimization and monetization.

And I think that’s what will uniquely differentiate us, especially when you take on competitors that are driven by selling low-price commodity equipment. So we have to separate ourselves by using [simultaneous conversation]—

JOHN CHAMBERS: ...(inaudible)

ASH DAHOD: I think that’s how we will differentiate. We will differentiate with applying our gray cells, by embedding intelligence into the network.

JOHN CHAMBERS: So if you watched as the network becomes the intelligence, this is where the battle will be fought in the data center. That’s why you see us moving into servers. It’s why you see us moving into networking and storage combined, then all the way to the home. You won’t know if your movie was stored on your set-top box, your Apple device, your Microsoft device, the TV, et cetera. You’ll just gain access to it, anywhere you want in the world.

How many of you have seen the Cisco Flip? Let me tell you, this is cool. It’s probably the hottest product going in the industry in terms of the individual. Steve Jobs got up onstage the other day at Apple World. And he basically held up this product. It’s the first time he’s ever brought a competitive product up onstage. He said, this is a wonderful device. And I went, “Oh no.” And then he says, “It’s great. We’re going to take it from them.” And it does speak to our ability to enter a market and challenge the incumbents very well. But we have no interest in a standalone device. Network it, you plug it in, high definition capability. You basically load it and move it anywhere you want in the world. It will tie from a individual device at your home where I’m taking pictures of my granddaughter, or zip-lining with my wife through Costa Rica, to my business capability. This is how I blog to the employees. Ties into tele-presence. The network becomes intelligent. As the network becomes intelligent, we do translation of all the voice. We can move it down, then search off of it, pass it to any community of interest.

Now tell me again to the question here — where does service provider mobility play in that? Right in the sweet spot. But it’s how it all architecturally comes together. And so if you rethink the future, it won’t be data, although data’s where the revenues are today. It will be video. Now we’ve got to learn how we monetize that for our service provider partners, and how we think out of box with them on how they really prepare for the future.

What’s the toughest question you haven’t asked?

[side remarks]

QUESTION: So I know that, you know, you don’t like to focus on the here and now. And you stated you more like to look in the future. But I actually want to ask you a question about the past. And the question is, you know, it seems like Starent and Cisco have a common vision for the future. But what were the mistakes that Cisco made in the past that let a little startup company like Starent thrive in this space?

JOHN CHAMBERS: It’s a very fair question. If you watch what Cisco’s done, name me one high-tech company in the world that is a leader in more than three product categories with the number one market share and gaining share. Name me one other than Cisco, who is in two dozen. And at the time we’re in two dozen, we’re moving into thirty new market adjacencies. Rule 101 — when you move into a market, you say, “What’s the vision of how it plays out next five, ten years?” Number two, “What is your sustainable differentiation within it?” And number three, if there are already leaders there, you aren’t going to come (like IBM used to believe) come late and become number one. It never happens.

So there are a huge number of market opportunities that we would like to play a part in. We have to prioritize where we go. And then we have to say, “What’s taking off in the market?” And then we fill in. So just like the other 135 acquisitions, the exciting thing is, our problem’s not growth or market opportunities; it’s where do we execute?

And remember, we were a little company, too. When I joined Cisco, we were $70 million in sales and 400 people. So I’m a huge believer in innovation. We are one of the few companies that do really hot internal innovation with new product areas — IP, telephony, tele-presence, digital signage, security, really exciting. For those of you who saw the NFL games, we opened the Dallas Cowboy stadium. We are the infrastructure partner there. Somehow they just didn’t get the camera beyond President Bush and Jerry Jones. And we were sitting right beside them. But we were the techie guys behind it.

Now what I am saying is, there are lots of areas you’ll see us move in, some of which we do internal, some of which we partner, some which we acquire. Rule 101, once the market takes off, waits for no one. We go to one of the top two leaders. Now by the way, there was nobody else that we really felt was anywhere near close to you all. So this was a very easy decision for us, if you were to have us. And it’s customer-driven. So I think that’s a tremendous tribute to you all. Now, the key is, can you repeat it? And I think so.

Other questions? And that’s more than fair. I like that type of give and take. It’s how we learn together, and like the culture from the beginning.

QUESTION: As you make this acquisition, have you set any goals for this group, this new group, for the next foreseeable future, two, three years [simultaneous conversation]—

JOHN CHAMBERS: The most basic goal is I expect you to lead in this category and then integrate it into our overall strategy. And I expect us to break away in service providers. We are so close to becoming the first company a service provider has ever standardized on, and so close to being the first company ever that service providers begin to think as a business partner, not just a technology partner. And the hottest area for service providers is what? Mobility, number one. And number two, how do they monetize both data, but especially video as it takes off?

So Ash, let me set you— Have you and Pankaj set your own goals? But I’m going to do this not fair. I’m going to go to Pankaj first and then ask Ash how he’s going to deliver on it.

PANKAJ PATEL: You know, John pointed out this earlier. I mean, you know, even if you combine both Starent’s current revenue plus what we do on Cisco side— And this is actually excluding the radio piece. Right? We know the radio drives a lot of volume, clearly not much margins. Then you combine the two, still, it’s a pretty small number in terms of the relative opportunity. ...(inaudible) really include the IP-based mobile infrastructure that John was referring to, number of $7 billion dollars, which includes lot of other segments, like IP RAN, the backhaul, and the other parts. Right?

So relatively speaking, we are still a smaller player in that sense, with a huge opportunity in front of us. Right? One of the thing that John has always measured, me as well as my other peers in Cisco is by the market share— right?— how we are going to grow the market share in each of our individual areas as we move forward. So I view this as a great opportunity. Also, this will be a key measure that I expect John to measure us, not just in the pure revenue growth. Right? Because, you know, that will come more than likely by the market dynamics itself. Right? But how we are going to really grow and we are going to leverage the assets that we have available to us with video, especially in the IP? And we can create unique solutions as we go into the 4G. Right?

Once again, this is our chance to, with the land grab that Ash talked about, really to create a significant market share gain over next several years. That’s what I expect to be measured by.

JOHN CHAMBERS: So Ash, it’s a tough one for you to set your own goals. But not to add any additional pressure to it, you’ve grown an average of sixty percent a year for four or five years in a row. So with that lead-in data point—

[side remarks][laughter]

ASH DAHOD: I think that the goal that— As you all know, that we had a strategic plan to become a billion dollar company. And I think what this sets us up is to really become a billion dollar company much faster, and really allows us to take on— As you know, this is a very competitive market with some big competitors like Ericsson, Nokia, Siemens, and Alcatel Lucent is getting ready to enter it, obviously Huawei. And so my goal would be, as heading of the mobility group, is to make sure that we are able to take on the big players and prevail, and prevail, not by sort of because, you know, we obviously— John has already set me up, delivering high gross margins, and... we will be able to prevail by doing things differently as we have historically done.

I mean, we always try to use what we call network intelligence, and we do that. And my goal would be to really build a significant player, much bigger than what we could have done on our own, and do it on a much faster timeframe. I, myself, have specific goals about getting to a billion dollar company in half the time than we would have on our own. When I mentioned that to John, John said, “Ash, you know, it’s not a billion dollars, it has to be a multi-billion dollar company.” And that’s the challenge he has given me. And that’s a challenge we are all ready to take on. And there’s opportunity in front of us.

JOHN CHAMBERS: So we’re asking Ash and team not just to take responsibility for you all and additional things we add; we’re also asking you to maintain the leadership force in the whole Boston area. And there will be additional functions over time we’ll ask you to do. The one thing I would add to that would be the number of franchise wins. How many of the big players do we get in terms of expanding, not just treating Verizon as the most important customer we have? We’ve got to do that, continue to do it, but expanding across the U.S. and around the world. Because I think you are about to see a whole industry take off here, a tipping point occurs.

And so I’d combine both revenue growth with number of franchise wins in terms of their view. And then third, how tightly do we fold this into a total architecture strategy and a total business strategy? So that would be probably the two things I would add.

QUESTION: One of the things we do differently is, when we talk to customers, or sometimes even partners, is we turn overnight on their requests. And sometimes we even, while we’re even discussing with them, we kind of commit to stuff right even at the employee level. So is it going to change when we work with a bigger organization like Cisco? Because typically, we know what those other bigger organizations who we are, like— When we talk together with a single customer, it appears as if they are not empowered to, you know, make decisions on the spot or they— or get back after a few days. Is that going to change?

And then a related question is, are we, as Starent employees, right now, are we allowed to trade at this point?

JOHN CHAMBERS: It depends. Are you buying or selling? So in terms of sequence, first is— Make no mistake about it — one of the many things that attract us to you is your ability to be driven by your customers and to turn on their requests quickly. We do not want to lose that. However, also remember, as you go across, not just one franchise, but across twenty, when you make a change to one, you’ve got to pass it out to the others, and you’ve got to maintain quality.

So one of the things as you scale is, how do you strike this balance between innovation and operational excellence? And guess what? All the new textbooks would tell you. Does innovation win or operational excellence? How many people think innovation wins? Quick show of hands. How many think operational excellence wins? And you’re right. It does.

But the world class companies will do both. So it’s really up to you all as a team, with Ash setting the direction and Pankaj, on, how do you strike the balance? But also, as you move beyond a couple basic franchises, changes you make in one account can bring down another. And so it will require really thinking about the processes behind that allow you to scale quicker.

The nice thing about Cisco, we do an acquisition— WebEx is an example. A phone call Thursday night, somebody else had been trying to buy them for six months. Handshake over the weekend, through both boards, and announced the following Thursday. We can move fast. But we’ve also learned over the years, speed without process behind it gets you into real trouble. Ash, I don’t know if you or Pankaj have anything to add to that.

ASH DAHOD: I absolutely agree with you. As a matter of fact, one of the challenges that we have discussed, even at Starent, is how do we grow with agility? And there has to be a balance between growth and agility, and the impact on quality. Clearly going forward, we have to continue to maintain that. And obviously the scale is going to get more complex. And that’s part of the fun of transforming our organization, where we can continue to grow with agility and maintain the quality that our customers expect.

The only way you’re going to succeed is to maintain sort of the frontline decision making. We don’t intend to change that. I think that’s very important to our success, that we maintain the frontline decision making for the key individuals who touch our customers.

JOHN CHAMBERS: So at this point in time, I’m going to kind of draw it to a close. I’ll stay around afterwards, just to get to meet some of you all. Pankaj and Ash need to go to a session, along with Ned Hooper, who is my chief strategist. To give you an idea how much I believe in this team, this is the first major acquisition I’ve never been in front of the press on or in front of the position in the market. That’s the confidence I have in your leadership.

So Ash and Pankaj and Ned will go do that. I want to make my comments. And then Ash, I’m going to ask for you to close it, if it’s all right. We couldn’t be more excited about becoming part of your family. You’ll find we’ll learn from each other. We’ve learned a lot about you under stress and it’s world class how your team responded at all levels. We love the way you focus on your customers. Your customers are ours. We like the customer reaction. The customer reaction was all positive. And comments were, “Don’t mess it up,” but also, they expect us to tie the products together.

It is a huge commitment to the confidence we have in you, not only putting additional responsibilities here, but building out really a Boston development center beyond just a thousand or two thousand or three thousand people, but if we do our job right, many multiples of that. So I want to welcome you to the Cisco family. On behalf of Pankaj and myself, and the whole rest of the Cisco team, we’re very proud. You fit in perfect.

Ash, let me ask you to kind of close it for us all.

ASH DAHOD: Thank you, John. Clearly, I mean, we have succeeded so far because of two reasons. One is that we have had faith in each other. I’ve had faith in you and the team to deliver when asked to deliver. And you all have done. Similarly, you had the faith in me and the executive team that we would do the right thing and make the right decision. And the second reason is there has to be mutual trust.

And so as we embark on the new phase of the development of our company, clearly we have to maintain that faith and the mutual trust. And I can assure you that we all, the executive team, has thought very hard, discussed it. And we believe that this is the right time to make this move. And I believe that it’ll position us, as we have been talking for the better part of this morning is ready to position us to truly transform an industry. That’s a very rare opportunity we get. And we need to take it on. But at the same time, until the closing, I want to, again, emphasize, the business as usual, we still need deliverable results. We need to still focus on our customers. And we are to make sure that we continue to do all the things that we have been doing so well for so long. Thank you. [applause]

JOHN CHAMBERS: So one comment that Paul will make on— Because I never believe in hanging a question open.

PAUL: ...(inaudible) The answer is yes. Employees are free to make trades at this point in time. Those of you who are on the designated blackout list, we are in a normal quarter end blackout. So of course you can’t trade, and executives as well couldn’t trade.

JOHN CHAMBERS: So thank you very much. Welcome to Cisco family. Have a great day. Ash, do us proud with the interviews and I’m trusting you all just to do it great. And I’ll stay behind and have fun with your team. Have a good day.

[applause]

END

Forward Looking Statements

This document contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding Cisco’s ability as a result of the acquisition to accelerate the transition to the mobile internet where the network is the platform for Service Providers to launch, deliver and monetize the next generation of mobile multimedia applications and services, the expected benefits of the acquisition to Cisco and its customers, the expected impact of the acquisition on the industry, Cisco’s business plans in Mexico and India, the expectations for growth in network traffic volume and the timeframe during which the acquisition is expected to close. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining Starent Networks’ stockholder and regulatory approval of the acquisition, the potential impact on the business of Starent Networks due to uncertainty about the acquisition, the retention of employees of Starent Networks and the ability of Cisco to successfully integrate Starent Networks’ market opportunities, technology, personnel and operations and to achieve anticipated results. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Cisco’s most recent Form 10-K filed with the SEC on September 11, 2009, as well as the “Risk Factors” section of Starent Networks’ most recent Form 10-K filed with the SEC on February 27, 2009 and of Starent Networks’ subsequent Forms 10-Q. The parties undertake no obligation to revise or update any forward-looking statements for any reason.

Any statements in this document about future expectations, plans and prospects for Starent Networks, including statements about the expected timetable for consummation of the merger and its benefits, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Starent’s or Cisco’s control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the merger; uncertainties as to how Starent stockholders will vote their shares with respect to the merger; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities, other business effects, including the effects of industry, economic or political conditions outside of Starent’s or Cisco’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Starent, including the inability to predict the future success or market acceptance of Starent’s multimedia core platform solutions, the highly competitive and rapidly evolving market in which Starent competes, Starent’s limited operating history, the fluctuation of its past operating results, its reliance on a limited number of customers for a significant portion of its revenues and its reliance on a single line of products and other factors discussed in the “Risk Factors” section of Starent’s Annual Report on Form 10-K for the year ended December 31, 2008, and other documents Starent periodically file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this document represent Starent’s views as of the date of this document. Starent anticipates that subsequent events and developments will cause its views to change. However, while Starent may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Starent’s views as of any date subsequent to the date of this document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Starent Networks plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Cisco, Starent Networks, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Cisco and Starent Networks through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Starent Networks by contacting Starent Networks Investor Relations at 978-863-3743.

Cisco and Starent Networks, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Cisco’s directors and executive officers is contained in Cisco’s Annual Report on Form 10-K for the year ended July 25, 2009 and its proxy statement dated September 17, 2009, which are filed with the SEC. Information regarding Starent Networks’ directors and executive officers is contained in Starent Networks’ Annual Report on Form 10-K for the year ended December 31, 2008 and its proxy statement dated April 7, 2009, which are filed with the SEC. As of September 30, 2009, Starent Networks’ directors and executive officers beneficially owned approximately 15,619,972 shares, or 21 percent, of Starent Networks’ common stock. In addition, Starent Networks has entered into retention agreements with its executive officers, which are described in a Current Report on Form 8-K filed by Starent Networks with the SEC on June 11, 2009, and certain of the officers are entering into employment agreements with Cisco, which will become effective as of the closing of the transaction. A more complete description of these agreements and the interests of the officers and directors will be available in the Proxy Statement.